Exhibit 5(b)


                  [Letterhead of Bingham, Dana & Gould LLP]



                                                July 3, 1996


Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132
Attention:  Chief Financial Officer


      RE:   FEDERAL EXPRESS CORPORATION -- PASS THROUGH
            CERTIFICATES -- SHELF REGISTRATION

Ladies and Gentlemen:

       We are acting as special counsel to State Street Bank and Trust Company, individually ("SSB"), and as Pass Through Trustee (the "Pass Through Trustee") under the Pass Through Trust Agreement, dated as of June 1, 1996 (the "Agreement"), between Federal Express Corporation (the "Company") and the Pass Through Trustee. Pursuant to the Agreement and one or more supplemental agreements to be entered into from time to time between the Company and the Pass Through Trustee, the Pass Through Trustee will execute, authenticate and deliver, upon the Company's request, Pass Through Certificates in one or more series in an aggregate principal amount of up to $1,000,000,000.00 ("Pass Through Certificates"), to be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), under the Company's Registration Statement on Form S-3 filed on the date hereof, (the "Registration Statement"). Except as otherwise defined herein, terms used herein shall have the meanings set forth in the Agreement.

       Our representation of the Pass Through Trustee has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of SSB and have assumed, without independent inquiry, the accuracy of those representations and certificates.

       We have examined the Agreement, the Pass Through Certificates, the Certificate of the Massachusetts Commissioner of Banks as to SSB, and originals, or copies certified or otherwise identified to our satisfaction, of other such records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.

       We have assumed the genuineness of all signatures (other than those on behalf of SSB and the Pass Through Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of SSB and the Pass Through Trustee).

       Each opinion set forth below relating to the enforceability of any agreement or instrument against the Pass Through Trustee, is subject to the following general qualifications:

       (i) as to any agreement to which the Pass Through Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation of each other party (other than the Pass Through Trustee) thereto;

       (ii)  the enforceability of any obligation of the Pass Through
      Trustee may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling and other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

      (iii) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity).

       Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions set forth in paragraphs 1 and 2 below are based on and limited to the Federal laws of the United States and the internal substantive laws of the Commonwealth of Massachusetts and the opinion set forth in paragraph 3 below is based on and limited to the internal substantitive laws of the Commonwealth of Massachusetts. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by Title 49 of the United States Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or Engines.

       With your permission, with respect to paragraph 2 below in connection with our opinion relating to the legality, validity and binding effect of the documents there referred to, to the extent that the laws of the Commonwealth of Massachusetts do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the Commonwealth of Massachusetts.

       Based on and subject to the foregoing, we are of the opinion that:

       1. State Street Bank is a Massachusetts trust company duly organized and validly existing in good standing with the Massachusetts Commissioner of Banks under the laws of the Commonwealth of Massachusetts with the power and authority to execute, deliver and carry out, individually or as Pass Through Trustee, as the case may be, the terms of the Agreement, the supplements contemplated thereby and the Pass Through Certificates.

       2. With respect to the Pass Through Certificates, when (a) supplemental agreements contemplated by the Agreement shall have been prepared in accordance with the terms of the Agreement, (b) the Agreement and such supplemental agreements shall have been duly authorized, executed and delivered by the Company and the Pass Through Trustee in accordance with the terms and conditions of the Agreement, and (c) the Pass Through Certificates shall have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and sold as contemplated by each of the Registration Statement, the Prospectus and the Agreement as so supplemented, assuming that the terms of the Pass Through Certificates are in compliance with then applicable law, (i) the Agreement, as so supplemented will constitute a valid and binding obligation of the Pass Through Trustee enforceable against the Pass Through
      Trustee in accordance with its terms, and (ii) the Pass Through Certificates will be validly issued and will be entitled to the benefits of the Agreement as so supplemented.

            3. The discussion in the prospectus forming part of the Registration Statement entitled "Certain Massachusetts Taxes," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to us under the captions "Legal Matters" and "Certain Massachusetts Taxes," in the prospectus and in any subsequently filed prospectus supplements. In giving this consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission.

                                  Very truly yours,

                                  /s/ BINGHAM, DANA & GOULD LLP